UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2005

CRITICAL THERAPEUTICS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50767	04-3523569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

60 WESTVIEW STREET, LEXINGTON, Massachusetts		02421
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(781) 402-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On February 8, 2005, Critical Therapeutics, Inc. (the "Company") entered into an agreement with Rhodia Pharma Solutions Ltd. ("Rhodia") for the manufacture of commercial supplies of the zileuton active pharmaceutical ingredient, or API. The Company had previously contracted with Rhodia to establish and validate a manufacturing process for the zileuton API and to manufacture supplies of the zileuton API sufficient for the Company's clinical trials. Under the new commercial supply agreement, Rhodia has agreed to complete its validation process at sites operated by Rhodia and to manufacture the Company's required commercial supplies of the zileuton API, subject to specified limitations, through December 31, 2009.

The agreement will automatically extend for successive one-year periods after December 31, 2009, unless Rhodia provides the Company with 18-months prior written notice of cancellation. The Company has the right to terminate the agreement upon 12-months prior written notice for any reason, provided that the Company may not cancel prior to January 1, 2008 for the purpose of retaining any other company to act as the exclusive supplier of the zileuton API to the Company. The Company also has the right to terminate the agreement upon six-months prior written notice if it terminates its plans to commercialize zileuton for all therapeutic indications. If the Company exercises its right to terminate the agreement prior to its scheduled expiration, the Company is obligated to reimburse Rhodia for specified raw material and out-of-pocket costs. In addition, if the Company exercises its right to terminate the agreement due to termination of its plans to commercialize zileuton for all therapeutic indications, then the Company is also obligated to pay Rhodia for all zileuton API manufactured by Rhodia through that date. Furthermore, each party has the right to immediately terminate the agreement for cause, including a material uncured default by the other party.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRITICAL THERAPEUTICS, INC.

February 9, 2005	By:	/s/ Paul D. Rubin, M.D.

Name: Paul D. Rubin, M.D.
Title: President & Chief Executive Officer